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                                                                     Exhibit 8.1

                              LIST OF SUBSIDIARIES

The following is a list of the Registrant's subsidiaries as of December 31, 2002, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Name                                               Jurisdiction of Incorporation

QIAGEN AS                                          Norway
QIAGEN GmbH                                        Germany
QIAGEN, Inc.                                       California
QIAGEN K.K.                                        Japan
QIAGEN Ltd.                                        England
QIAGEN Instruments AG                              Switzerland
QIAGEN Operon, Inc.                                California
QIAGEN Sciences, Inc.                              Maryland
QIAGEN Sciences, K.K.                              Japan